Exhibit 23.7

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the registration statement of Foundation Building Materials, Inc. on Form S-1, as it may be amended, of our Independent Auditor’s Report dated June 29, 2016 relating to the balance sheet of Ken Builders Supply, Inc. as of December 31, 2015, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Fort Wright, Kentucky

January 13, 2017